AGREEMENT AND RELEASE

This Agreement (the “Agreement”) is dated May 2, 2013 (the "Effective Date") and is made by and between Instilend Technologies Inc. (the “Company”), Derek Tabacco (“Employee”), Fortified Management Group LLC ("Fortified") and Investview, Inc (“Investview”).

WHEREAS, on October 24, 2012, the Company entered into an employment agreement (the “Employment Agreement”) with Employee pursuant to which he was appointed as Vice President of the Company in consideration of certain compensation as set forth in the Employment Agreement attached hereto as Exhibit A;

WHEREAS, on May 2, 2013, Employee elected to resign as Vice President of the Company;

WHEREAS, the Company has agreed to make certain common stock issuances to Employee as set forth on Exhibit B (the “Settlement Amount”);

WHEREAS, Fortified has agreed to retain Employee as an employee of Fortified;

WHEREAS, Company and Investview agree to pay certain tax liabilities plus all related penalties and interest;

WHEREAS, in consideration of the Settlement Amounts, Employee has agreed to terminate the Employment Agreement and release the Company from all claims; and

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and between the Company, Employee and Fortified as follows:

1.                  The Company and Employee hereby agree to terminate the Employment Agreement and to release Employee from his Non-Competition, Non-Disclosure and Non-Solicitation Agreement as of the Effective Date.

2.                  Employee releases and discharges the Company, the Company’s officers, directors, affiliates, heirs, executors, successors, administrators, and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the Company, that Employee or its executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Agreement. Employee warrants and represents that no other person or entity has any interest in the matters released herein, and that it has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein. Employee hereby waives any and all rights to the Holdback Shares (as defined in that certain side letter agreement dated October 24, 2012 (the “Side Letter”), which is attached hereto as Exhibit C) and Investview, the parent company of the Company, has no further obligation or responsibility to issue such Holdback Shares.

3.                  The Company and Investview will defend, indemnify and hold Employee harmless against any claims, damages, liability, suits, actions and expenses relating to losses or damages sustained by Employee arising out of (i) the outstanding tax liabilities plus any penalties and interest payable to the parties and in the amount set forth on Schedule 3 (the “Tax Liabilities”) and (ii) through the Effective Date for the services provided by the Company to Crowell Weedon and Co., Quantex and Bank of Montreal. The Company releases the Employee from all sums of money due in connection with the Penalty as defined in the Side Letter agreement.

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4. Company represents and agrees that it has agreed with Fortified that Fortified is to pay $150,000.00 (the “Cash Purchase Price”) of the purchase price in connection with the asset purchase agreement entered into by and between the Company and Fortified (“Asset Purchase Agreement”) to Fleming PLLC as escrow agent. The Cash Purchase Price shall be utilized by the Company to settle the Tax Liabilities. Further, the Company agrees that:

(a)	it will pay the outstanding principal owed in connection with the Tax Liabilities within 30 days of the date of this Agreement.

(b)	within 120 days of the date of this Agreement, the Company will have entered settlement agreements covering all additional penalties and interest owed in connection with the Tax Liabilities (the “Tax Settlement Agreement”).

(c)	In the event the Company defaults under the Tax Settlement Agreement, the Company will undertake to cure such default within 15 days.

(d)	The Company will have satisfied all of its obligations under the Tax Settlement Agreements within one (1) year from the date of this Agreement.

5.                  In the event the Company breaches any of Sections 4(a) through (d), then the Employee will be permitted to sell an amount of shares of common stock under its Lock-Up Agreement entered between the Employee and Investview equal to one-third of the value of the defaulted Tax Liability multiplied by 150%. In the event the cash received by the Seller after the sale of the shares as contemplated by this section is less than the relevant portion of the Tax Liability, then the Company and the Employee will mutually agree on an additional amount of shares to be sold to cover the Tax Liability. The price per share utilized to determine the number of shares of common stock that may be sold shall be the average closing price during the 10 day period immediately prior to the default. For example, assuming the Company defaults on June 30, 2013 on a $12,000 payment to the Internal Revenue Service for withholding taxes and the 10 day closing average is $2.00 per share, then the Employee will be permitted to sell 3,000 shares of common stock.

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6.                  Fortified will retain Employee as a Supervisor for the 7 Minute Product for a term of six months, at a salary of $5,000 per month and commissions on all sales equal to one month subscription fee and an overide on his sales team. In addition, Fortified agrees that the payments to be made to the Company under the Promissory Note in a principal amount of $1,250,000 shall be made to Employee in the event that there is a default as described in section 4 above until such time that the Employee receives payments in the default amount (“Default Payment”). Fortified shall pay the Default Payment to Employee upon written notice from Employee that a default as described in section 4 above has occurred (“Default Notice”). Fortified shall be entitled to rely solely on the Default Notice and will not have any further liability to the Company as a result of the payment of the Default Payment to Employee, as acknowledged by the Company and Investview by their execution hereof.

7.                  The release provisions of this Agreement will apply to the fullest extent of the law, whether in contract, statute, tort (such as negligence).

8.                  Each party shall be responsible for their own attorneys’ fees and costs.

9.                  Each party acknowledges and represents that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

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10.              This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

11.              This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

12.              Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

13.              The Parties agree that this Agreement is governed by the Laws of the State of New Jersey and that any and all disputes that may arise from the provisions of this Agreement shall be tried in the Supreme Court, State of New Jersey, County of Monmouth. The Parties agree to waive their right to trial by jury for any dispute arising out of this Agreement.

14.              This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

Company:

Instilend Technologies, Inc.

By:/s/ Dr. Joseph Louro

Name: Dr. Joseph Louro

Title: Chief Executive Officer

Investview:

Investview Inc.

By: /s/ Dr. Joseph Louro

Name: Dr. Joseph Louro

Title: Chief Executive Officer

/s/Derek Tabacco

Derek Tabacco

Fortified Management Group LLC

(WITH RESPECT TO SECTION 6 ONLY)

By:/s/ Thomas Scipione

Name: Thomas Scipione

Title: Managing Member

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Schedule 3

Schedule of Principal Tax Payments due for Instilend by entity:

1.	Federal Withholding	$61,144,74
2.	Federal Unemployment	$294.00
3.	Medicare (Company and Employee)	$11,988.39
4.	Social Security (Company and Employee)	$42,992.88
5.	New York Withholding	$19,417.37
6.	New York Disability (Company and Employee)	$477.40
7.	New York Unemployment	$2,394.90
8.	New York City Resident	$10,861.68
9.	New York MCTMT (Transit Tax)	$1,405.53
10.	New York Re-employment Service Fund	$38.28
	Total Taxes Due	$151,015.16
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Exhibit A

[Insert Employment Agreement]

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Exhibit B

 Investview shall issue to Employee 50,000 shares of restricted common stock of Investview within ten (10) days of the Effective Date, which shall be locked up for a period of one year from the Effective Date.

In the event the thirty day volume weighted average price (VWAP) at closing for Investview, the parent company of Investview, is less than $4.00 per share immediately prior to the one year anniversary of the Effective Date (the “One Year Anniversary”), Investview shall issue the Employee 25,000 shares of common stock, which shall be locked up for a period of one year from the One Year Anniversary.

In the event the thirty day VWAP at closing for Investview is less than $4.00 per share immediately prior to the two year anniversary of the Effective Date (the “Two Year Anniversary”), Investview shall issue the Employee 25,000 shares of common stock, which shall be locked up for a period of one year from the Two Year Anniversary.

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Exhibit C

[insert side letter agreement]

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